Exhibits 5 and 23.3


                        Robert W. Olson
      Senior Vice President, General Counsel and Secretary
               Chiquita Brands International Inc.
                     250 East Fifth Street
                    Cincinnati, Ohio  45202

                         July 14, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Chiquita 1998 Stock Option and Incentive Plan

Dear Sir or Madam:

     I have acted as counsel to Chiquita Brands International, Inc., a New Jersey corporation ("Chiquita"), in connection with the registration of 10,800,000 shares of Chiquita's Common Stock, $.01 par value (the "Shares"), which may be issued pursuant to the Chiquita 1998 Stock Option and Incentive Plan (the "Plan").

     I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary for purposes of this opinion and, based upon such review, I am of the opinion that the Shares have been duly and validly authorized and, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by Chiquita to effect registration under the Securities Act of 1933 of the Shares.

                                      Very truly yours,


                                      /s/ Robert W. Olson
                                      ___________________

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